STOCK PURCHASE AGREEMENT (the "Agreement") made and entered into this 24th day of March, 1994 between ATARI CORPORATION, a Nevada corporation ("Atari") and ATARI GAMES CORPORATION, a Delaware Corporation ("Atari Games"). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Stock Purchase Agreement by and between Atari and Time Warner Inc. ("TWI"), dated as of the date hereof (the "Stock Purchase Agreement").

                   W I T N E S S E T H

           WHEREAS, Atari desires to issue to Atari Games an aggregate of 70,000 shares (the "Shares") of its Common Stock, par value $.01 per share (the "Common Stock"), in settlement of certain amounts owing by Atari to Atari Games and Atari Games is willing to accept the same, subject to the terms and conditions and for the consideration set forth herein.

           NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual promises, agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

           Section 1.  The Shares.

           Subject to the terms and conditions of this Agreement, at the Closing, Atari shall issue and sell to Atari Games and Atari Games shall purchase from Atari, the Shares, represented by one or more stock certificates, issued in the name of Atari Games.

           Section 2.  Consideration.

           In consideration of the Shares, Atari Games shall deem the royalty payments (the "Royalty Payments") owing to Atari Games from Atari through December 31, 1993, under the software license agreements listed on Schedule I hereto (the "License Agreements"), satisfied and fully paid. The parties acknowledge and agree that the Shares are being issued to Atari Games in settlement of amounts owing under the License Agreements through December 31, 1993 and that from and after the Closing Date, Atari shall have no further obligation or liability with respect to the Royalty Payments for the period ending December 31, 1993. Notwithstanding any provision contained herein to the contrary, the parties agree that Atari shall continue to be liable to Atari Games for royalty payments accuring under the License Agreements after December 31, 1993. The parties acknowledge and agree that the minimum guarantee requirements under the License Agreements shall have no further force or effect.

           Section 3.  Representations, Warranties and Agreements of
Atari Games.

           Atari Games hereby represents and warrants to Atari and agrees with Atari as follows:

                (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Atari Games, has been duly executed and delivered by Atari Games, and constitutes the legal, valid and binding obligation of Atari Games, enforceable in accordance with its terms.

                (b) No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Atari Games will (i) violate or result in any violation of or be in conflict with or constitute a default under any term of the Certificate of Incorporation or By-laws of Atari Games or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to Atari Games, or (ii) require that Atari Games obtain the consent or authorization of or waiver or filing by or make a filing with any governmental, administrative or self-regulatory body or agency or any other person or entity, other than any such consent, authorization, waiver which has been duly and validly obtained or made prior to the date hereof, other than a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act") or (iii) require the satisfaction or termination of any waiting period under any application statute, rule or governmental regulation applicable to Atari Games, other than compliance with the HSR Act.

                (c) Investment Representation. The acquisition of the Shares by Atari Games will be for investment purposes only and for the sole account of Atari Games and not with a view to the redistribution or resale of any or all of the Shares. None of the Shares acquired pursuant to this Agreement will be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended. Atari Games acknowledges that any certificate for the Shares shall bear a legend with respect to the transfer or resale of the Shares substantially as follows:

           "The shares represented by this certificate have not been registered under the Securities Act of 1933 and such shares may not be sold or transferred unless such sale or transfer will be effected in accordance with the registration requirements of the Securities Act of 1933, as at the time amended, or in conformity with the limitations of Rule 144 promulgated under such Act or in conformity with any other exemption from the registration requirements of such Act which may then be available with respect thereto."

           4.  Representations, Warranties and Agreements of Atari.

           Atari hereby represents and warrants to Atari Games and agrees with Atari Games as follows:

               (a) Organization. Atari is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is duly qualified to do business and in good standing as a foreign cor poration in the jurisdiction where it is required to qualify to conduct its business as presently conducted. Atari has the requisite corporate power and authority to own its property and to carry on its business as now conducted.

                (b) Due Authorization. Atari has full power and authority to execute and deliver this Agreement and, as of the Closing Date, has full power and authority to perform this Agreement, including, without limitation, the power and authority to issue the Shares. Atari has duly taken all corporate and other actions necessary to authorize the execution and delivery of this Agreement and, as of the Closing Date, has duly taken all corporate and other actions necessary to authorize the performance of this Agreement, including, without limitation, all actions necessary to authorize the issuance of the Shares. This Agreement has been duly executed and delivered by Atari and this Agreement constitutes the legal, valid and binding obligation of Atari enforceable in accordance with its terms.

                (c) No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Atari will (i) violate or result in any violation of or be in conflict with or constitute a default under any term of the Certificate of Incorporation or By-laws of Atari or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to Atari, (ii) require that Atari obtain the consent or authorization of or waiver by or make a filing with any governmental, administrative or self-regulatory body or agency or any other person or entity, other than any such consent, authorization, waiver or filing which has been duly and validly obtained or made prior to the date hereof, other than a filing under the HSR Act or (iii) require the satisfaction or termination of any waiting period under any statute, rule or governmental regulation applicable to Atari, other than compliance with the HSR Act.

                (d)  Capitalization, Issuance of Shares.  As of
December 31, 1993, Atari's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.01 per share, of which 57,214,587 shares were issued and outstanding, all of which are duly authorized and have been validly issued and are fully paid and non-assessable. Except as shown on Exhibit 4(d), Atari has not issued any options, warrants or convertible or exchangeable securities and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event, may require, Atari to issue or sell any of its Common Stock. Upon delivery to Atari Games of the certificate or certificates evidencing the Shares against the execution and delivery of this Agreement, the Shares will have been duly authorized, validly issued, fully paid and nonassessable and will be free of preemptive or similar rights and no personal liability will attach to the ownership thereof.

                (e) On or before the Closing Date, Atari will arrange for the listing or supplemental listing of the Shares to be issued to Atari Games hereunder, as appropriate, on the American Stock Exchange.

                (f) SEC Reports and Financial Statements. Atari has furnished to Atari Games copies of the following reports and financial statements:

                     (i) the Annual Reports on Form 10-K of Atari for the fiscal years ended December 31, 1991 and 1992;

                     (ii)  the Quarterly Reports on Form 10-Q of
      Atari for each of the three fiscal quarters ended during 1993; and

                     (iii) the Current Reports of Atari on Form 8-K filed after January 1, 1993.

                     Atari has filed with the Securities and Exchange Commission ("SEC") all reports ("SEC Reports") required to be filed by it under the Securities Exchange Act of 1934, as amended (the "'34 Act"). None of the
SEC Reports contains, as of the respective dates thereof, any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. All financial statements contained in the SEC Reports have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated ("GAAP"). Each balance sheet presents fairly in accordance with GAAP the consolidated financial position of Atari as of the date of such balance sheet, and each statement of operations and of cash flows presents fairly in accordance with GAAP the consolidated results of operations and the consolidated cash flows of Atari for the fiscal periods then ended.

                (g) Additional Reports. No event has occurred requiring, or which with the passage of time will require, the filing of an SEC Report that has not heretofore been filed and furnished to Atari Games.

           5. Pre-merger Notification. Promptly, and in any event not later than 5 days after execution of this Agreement, Atari and Atari Games shall file or cause to be filed notification and report forms with the Federal Trade Commission and the U.S. Department of Justice under the HSR Act with respect to Atari Games' acquisition of the Shares.

           6.   Conditions to Closing.

                (a) The obligation of Atari to issue and sell and Atari Games to purchase the Shares, are subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the Closing Date of the condition that, on the Closing Date:

                    (i)   the waiting period under the HSR Act,
          including any extensions thereof, shall have expired or terminated;

                    (ii)  there shall be no effective injunction,
      writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby or any of them not be consummated as herein provided, and immediately prior to the Closing Date, no proceeding or lawsuit with respect to the transactions contemplated hereby shall have been commenced and be pending, or be threatened, by any governmental or regulatory agency;

                    (iii) the Company shall have received
      approval from the American Stock Exchange for the listing or supplemental listing of the Shares to be issued hereunder; and

                     (iv) Atari, TWI and Atari Games shall have executed and delivered the Letter Agreement relating to registration rights dated as of even date herewith in the form attached hereto as Exhibit A.

                (b) The obligation of Atari Games to purchase, on the Closing Date, is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

                     (i)   Each of the representations and
      warranties of Atari contained in Section 4 hereof shall be true and correct in all respects as of the date hereof and as of the Closing Date and Atari shall have performed all obligations to be performed by it hereunder as of such date and Atari shall deliver a certificate dated that date and signed by the Chief Executive Officer or a Senior Vice President of Atari, to that effect;

                     (ii)  Atari Games shall have been furnished
      with an opinion of General Counsel of Atari, dated the Closing Date addressed to Atari Games in such customary form and with such customary provisions as Atari Games and Atari shall agree to prior to the closing of the transactions contemplated hereby.

                (c) The obligation of Atari to issue the Shares on the Closing Date is subject to the condition that each of the representations and warranties of Atari Games contained in Section 3 hereof shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same effect as if made at and as of the time of the Closing and Atari Games shall have performed all obligations to be performed by it hereunder as of such date and shall deliver a certificate dated that date signed by a Senior Vice President or Vice President of Atari Games to that effect.

           7.   Parties in Interest.

                (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns and legal representatives.

                (b)  Except as provided in clause (c) of this Section
7, this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

                (c) Atari Games may, if it has assigned its rights under the Stock Purchase Agreement, at any time prior to the Closing, assign any or all of its rights hereunder to one or more of its wholly owned subsidiaries (which may be organized subsequent to the date hereof) and any such subsidiaries may assume any or all of Atari Games' obligations hereunder; provided that in the event of such assumption, (i) the representations and warranties contained in Section 3 shall be deemed to be given with respect to such subsidiary and (ii) Atari Games shall remain jointly and severally liable for such obligations.

           8. Specific Performance. The parties hereto acknowledge that the benefits to them under this Agreement are unique, that they are willing to enter into this Agreement only upon strict performance by each other of all of their obligations hereunder and that monetary damage above would not afford adequate remedy for failure to perform any such obligations hereunder. Accordingly, the parties hereby consent to specific performance of their obligations hereunder and waive any requirement for securing or posting of any bond in connection with the obtaining of any injunctive or other equitable relief to enforce their rights hereunder.

           9.   Termination.

                (a) This Agreement may be terminated at any time prior to the Closing Date,

                     (i) by mutual written agreement of Atari and Atari Games;

                     (ii)  by either party hereto (A) if a
      preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, that would enjoin, prohibit or materially interfere with the consummation of this Agreement or the transactions contemplated herein; or (B) if the Closing Date shall not have occurred on or before April 30, 1994, unless such party is in breach of the Agreement at such time;

                     (iii) by Atari if there shall have been a breach of the obligations, representations or warranties of Atari Games hereunder; or

                     (iv)  by Atari Games if there shall have been
      a breach of the obligations, representations or warranties of Atari hereunder.

                (b) In the event of termination of this Agreement by either or both of the parties pursuant to clause (a) of this Section 9, written notice thereof of shall forthwith be given to the other party hereto, this Agreement and the transactions contemplated hereby shall be abandoned, and this Agreement, except for the provisions of this Section and Section 12(d), shall forthwith become void and have no effect.

                (c)  Notwithstanding anything to the contrary in clause
(b) above, no termination of this Agreement shall release any party hereto from any claim arising or derived from its breach of this Agreement.

           10. Further Assurances. The parties shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. The parties, in connection with entering into this Agreement, performing their obligations hereunder and taking any and all actions relating hereto, shall comply with all applicable laws, obtain all required consents and approvals and make all required filings with any government and promptly provide the other with all such information as the other may reasonably request in order to be able to comply with the provisions of this sentence.

           11.  Miscellaneous.

                (a) Amendments and Waivers. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent. No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

                (b) Governing Law; Severability. This Agreement, together with the rights and obligations of the parties hereunder, shall be governed by, construed and enforced in accordance with the internal laws of the State of California. In the event any provision of this Agreement or the application of any such provision to any party shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.

                (c) Notices.All notices, requests, consents, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed effectively given upon
(x) personal delivery, (y) twenty-four hours after delivery to a courier service which guarantees overnight delivery or (z) upon receipt of confirmation after such notice is telecopied, addressed as follows:

                     (i)  if to Atari Games:

                          Atari Games Corporataion
                          675 Sycamore Drive
                          Milpitas, California 95035
                            Attention:  General Counsel
                            Telecopy No.:


                          with a copy to:

                          Time Warner Inc.
                          75 Rockefeller Plaza
                          New York, NY  10019
                            Attention:  General Counsel
                            Telecopy No.: (212) 397-0657


                    (ii)  if to Atari:

                          Atari Corporation
                          1196 Borregas Ave.
                          Sunnyvale, CA  94089
                            Attention:  General Counsel
                            Telecopy No.: (408) 745-8800


or such other addresses as any party hereto shall have designated by notice in writing to the other party hereto.

                (d) Expenses. Each party hereto shall bear its own expenses in connection with the entry into and effectuation of this Agreement.

                (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                (f) Captions. The captions and headings of this Agreement are for convenience only and are not to be construed as defining or limiting the scope or intent of any of the provisions hereof.

                (g) Entire Agreement. This Agreement constitutes the entire agreement and understanding between Atari and Atari Games relating to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written relating to the subject matter hereof.


           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                               ATARI CORPORATION


                               By:/s/Leonard Schrieber
                                  Name: Leonard Schrieber
                                  Title: General Counsel, Director
                                         and Authorized Signatory


                               ATARI GAMES CORPORATION


                               By:/s/Dennis Wood
                                  Name:  Dennis Wood
                                  Title:  Senior Vice President

Atari Games Corporation - Atari Corporation License Agreements


LYNX TITLES             DATE EXECUTED               MARKETING DATE

Gauntlet                1/5/90                      7/4/92

APB                     2/8/90                      8/8/91

Cyberball 2072          2/8/90                      8/8/91

Klax                    2/8/90                      8/8/91

RoadBlasters            2/8/90                      8/8/91

Vindicators             2/8/90                      8/8/91

720                     2/8/90                      8/8/91

Paperboy                4/24/90                     10/24/91

S.T.U.N. Runner         6/7/90                      12/6/91

Xybots                  6/11/90                     12/10/91

Hydra                   7/9/90                      1/9/92

Pit-Fighter             8/28/90                     2/28/92

Hard Drivin'            10/19/90                    4/18/92

Rampart                 7/24/91                     1/23/93

Road Riot 4WD           8/19/91                     2/19/93

Steel Talons            8/19/91                     2/19/93

Relief Pitcher          3/31/92                     9/30/93

Escape from the Planet  4/15/92                     10/14/93
of Robot Monsters

ST TITLES               DATE EXECUTED               MARKETING DATE

Steel Talons            8/19/91                     2/19/93

Road Riot 4WD           8/19/91                     2/19/93

Relief Pitcher          UNSIGNED


7800 TITLES             DATE EXECUTED               MARKETING DATE

Klax                    2/8/90                      8/8/91

Pit-Fighter             9/11/90                     3/10/92

Rampart                 7/24/91                     1/23/93

Steel Talons            8/20/91                     2/20/93

Road Riot 4WD           8/21/91                     2/21/93


2600 TITLES             DATE EXECUTED               MARKETING DATE

Klax                    3/8/90                      9/8/91

	                                                      EXHIBIT A


              SEE EXHIBIT 4 TO SCHEDULE 13-D/A